Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
NerdWallet, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(r)	(1)	(2)
Fees to be paid	Equity	Preferred Stock, par value $0.0001 per share	Rule 457(r)	(1)	(2)
Fees to be paid	Debt	Debt Securities	Rule 457(r)	(1)	(2)
Fees to be paid	Other	Depositary Shares	Rule 457(r)	(1)	(2)
Fees to be paid	Other	Warrants to Purchase Class A Common Stock, Preferred Stock, Debt Securities or Depositary Shares	Rule 457(r)	(1)	(2)
Fees to be paid	Other	Subscription Rights	Rule 457(r)	(1)	(2)
Fees to be paid	Other	Stock Purchase Contracts	Rule 457(r)	(1)	(2)
Fees to be paid	Other	Units	Rule 457(r)	(1)	(2)
Fees to be paid	Unallocated (Universal Shelf)		Rule 457(o)	(1)	(2)	$150,000,000	$0.00014760	$22,140
	Total Offering Amounts					$150,000,000		$22,140
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$22,140
(1)There are being registered hereunder an indeterminate number of shares of Class A common stock, preferred stock and depositary shares, an indeterminate principal amount of debt securities, an indeterminate number of warrants and subscription rights to purchase Class A common stock, preferred stock, debt securities or depositary shares, an indeterminate amount of stock purchase contracts, and an indeterminate number of units, as shall have an aggregate offering price not to exceed $150,000,000. Any securities registered hereunder may be offered and sold separately or as units with other securities registered hereunder. The securities registered also include such indeterminate number or amount of securities as may be issued by the registrant upon exercise, conversion or exchange of any securities that provide for such issuance, or pursuant to the anti-dilution provisions of any such securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issuable in connection with any stock split, stock dividend or similar transaction or pursuant to anti-dilution provisions of any of the securities.
(2)The proposed maximum offering price per unit with respect to each class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.